AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

This Amendment (the “Amendment”) to the Agreement and Declaration of Trust of Old Mutual Funds I (the “Trust”) amends the Agreement and Declaration of Trust of the Trust, dated May 27, 2004, as amended (the “Agreement”).

By unanimous written consent, the Board of Trustees of the Trust, in accordance with Section 9.8 of the Agreement, have approved the Amendment to the Agreement.  Pursuant to Section 9.8 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	The first paragraph of Section 6.1 of the Agreement is hereby amended and restated as set forth below:

Section 6.1                      Voting Powers.  The Shareholders shall have power to vote only to: (a) elect Trustees, provided that a meeting of Shareholders has been called for that purpose; (b) remove Trustees, provided that a meeting of Shareholders has been called for that purpose; (c) for any Portfolio established prior to May 18, 2010, approve the termination of the Trust or any Portfolio or Class, provided that the Trustees have called a meeting of the Shareholders for the purpose of approving any such termination, unless, as of the date on which the Trustees have determined to so terminate the Trust or such Portfolio or Class, there are fewer than 100 holders of record of the Trust or of such terminating Portfolio or Class; (d) approve the sale of all or substantially all the assets of the Trust or any Portfolio or Class, unless the primary purpose of such sale is to change the Trust's domicile or form of organization or form of business trust; (e) approve the merger or consolidation of the Trust or any Portfolio or Class with and into another Company or with and into any Portfolio or Class of the Trust, unless (i) the primary purpose of such merger or consolidation is to change the Trust's domicile or form of organization or form of business trust, or (ii) after giving effect to such merger or consolidation, based on the number of Shares outstanding as of a date selected by the Trustees, the Shareholders of the Trust or such Portfolio or Class will have a majority of the outstanding shares of the surviving Company or Portfolio or Class thereof, as the case may be;  (f) approve any amendment to this Article VI, Section 6.1;  and  (g) approve such additional matters as may be required by law or as the Trustees, in their sole discretion, shall determine.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment, effective as of May 18, 2010.

By:           /s/ Julian F. Sluyters
Name:  Julian F. Sluyters
Title:  President